February 27, 2019 Dear Shareholders: Last year was one that brought about many mixed emotions. From a financial performance standpoint, 2018 was an excellent year for Nelnet that produced a significant amount of momentum going into 2019. However, the year was clouded with the unexpected passing of our dear friend, co-founder, long-time co-CEO, and then-vice chairman, Steve Butterfield. Steve – or “Butter,” as all who knew him affectionately refer to him – made a permanent impact on the culture of our company. His passion for all associates who keep Nelnet operating and the customers we serve is woven into the fabric of who we are and how we operate as a company. He was the consummate salesman and an eternal optimist, especially when it came to Nelnet. He always acted as a mentor to Mike Dunlap, me, and many others inside and outside of the company. Butter had a saying for every situation; some very appropriate, others that should not be put in print, and occasionally a few that would make one truly laugh out loud. Just a few of Butter’s classic one-liners were: “Can I get a 20-second time out?”; “That ain’t gonna’ feed the bulldog.”; “Give us the check, and kick us out politely.”; “You know I’m living on a fixed income now.”; “Give me a honk on the pipes.”; “You’re a good egg.”; “We’re going to Sizzler.”; “I was slightly over-served.”; “Whoa, Nelly!”; “Tied up tighter than a tie ball game”; “Honey bee”; “See your future. Be your future.”; and the favorite one among those who knew him best, “Give me a final, final.” Butter loved people. He had a way of making them feel at ease, and he could bring levity to most any situation. He loved to talk about the financials of the company, the metrics of success of each division, and how we compared to the competition. Like many, he viewed the financial performance and cash we generate as a scorecard in a permanently evolving contest. As a major shareholder, and specifically after he retired as co-CEO 12 years ago, he loved to talk about the Nelnet dividend. Every quarterly meeting where the board voted on the dividend, Butter made the motion to approve the dividend. Let there be no doubt that we miss Butter every day. We are running this company on the principles he helped instill in us and with a continual eye to make him proud and to continue his legacy. 2018 Letter to Shareholders | Page 1

"Can I Get a 20-Second Time Out?"

In every one of our annual letters to shareholders, we talk about our view on value creation and the fair valuation of our stock price. This year will be no exception. On Jan. 1, 2018, our total market value was $2.236 billion and on Dec. 31, 2018, our market value was $2.107 billion. Let's take a 20-second time out to think about that perplexing statistic in light of the following facts.

In 2018, our total revenue from our three fee-for-services divisions (servicing, payments, and telecommunications) increased to $707 million, up from $442 million in 2017. Corporate-wide during the year, we created GAAP net income of $228 million, adjusted net income of $227 million,[1] and we generated $271 million in cash from operating activities. We acquired Great Lakes, one of the most respected companies in the student loan servicing business. We acquired almost $4 billion in Federal Family Education Loan (FFEL) Program loans, private education loans, and consumer loan assets. We acquired Tuition Management Systems (TMS), a significant player in the higher education and K-12 payment plan space. We increased our fiber business by almost 17,000 residential lines. The number of servicing borrowers increased from 7.8 million to 15.6 million. The number of students served in our payments business in K-12 and higher education increased from 10.2 million to 11.5 million. Our loan portfolio increased to $22.4 billion, when most thought it would run off by more than $3 billion during the year. We bought back almost 870,000 shares of stock at an average price of $52.22 per share, and we increased our book value per share from $52.67 on Jan. 1, 2018, to $57.24 on Dec. 31, 2018. And to address Butter's favorite topic, we increased our quarterly dividends from a total of $0.58 per share in 2017 to a total of $0.66 per share in 2018.

A couple years back, we would frequently get the question of what we planned to do with the cash we generated. I think the answer to this question is a great way to highlight what we believe is the best use of our capital and our thoughts on capital allocation, as well as to explain what we are focusing on as a management team. Last year, we deployed $723 million in capital, which brings our six-year total to $2.8 billion in capital deployed (including dividends, stock repurchases, and debt repurchases).

Capital Deployment By Year (in millions)

	2013	2014	2015	2016	2017	2018	6-Year Total
FFELP loan/residual acquisitions, net of financing	$38	$127	$140	-	-	$105	$410
Private and consumer loan acquisitions	$68	$17	$173	$61	$75	$188	$582
Business acquisitions	-	$47	-	-	-	$153	$200
ALLO acquisition and capital expenditures	-	-	$47	$39	$115	$87	$288
Other capital expenditures (non-ALLO)	$17	$26	$17	$29	$41	$38	$168
HUDL investment	-	$1	$41	-	$10	-	$52
Other investments (venture capital/real estate/solar)	$20	$45	$53	$22	$19	$67	$226
Debt repurchases	$79	$47	$42	$77	$181	$13	$439
Stock repurchases	$13	$16	$96	$69	$69	$45	$308
Dividends	$19	$19	$19	$21	$24	$27	$129
	$254	**$345**	**$628**	**$318**	**$534**	**$723**	**$2,802**

2018 Letter to Shareholders | **Page 2**

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In light of these successes in virtually all of our business lines and overall corporate financial performance, it begs the question, did the equity markets truly believe we decreased the value of our company in 2018? Was the company over- valued at the beginning of the year? Or were there technical market issues outside of our control at play? It is hard to pinpoint the exact answer, and toward the end of the letter we will reiterate our fair value approach, but our goal for 2019 is to keep the momentum rolling. 1We prepare our financial statements and present our financial results in accordance with GAAP. However, we also provide additional non-GAAP financial information related to specific items management believes to be important in the evaluation of our operating results and performance. A reconciliation of our GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why we believe providing this additional information is useful to investors can be found in our Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the Securities and Exchange Commission on Feb. 27, 2019. Loan Servicing: "I was Slightly Over-Served." Butter frequently used this quote as commentary about a fun event the previous evening. However, in our Loan Servicing business, it is our explicit aim to over-serve our customers – to in fact give them amazing service and exceptional experiences. Our Loan Servicing division started out the year with a bang with the acquisition of Great Lakes, the largest addition of people and operations in our corporate history. Over 1,600 associates joined the Nelnet family. We spent the year integrating shared services (e.g., human resources, accounting, legal, marketing, technology, etc.). Overall, we believe the integration has gone very well. That belief is based on the fact that the two companies remain first and second in government surveys of customer service. In Loan Servicing, we typically get paid on a per-borrower account basis. Throughout the year, we increased our servicing volume for all loan types – FFEL Program, private, federal Direct, and consumer loans. Our customers are the federal government, state agencies, banks, and FinTech companies. At the end of 2018, we serviced $465 billion of loans for 15.6 million borrower customers. Our revenue increased from $223 million in 2017 to $440 million in 2018 due to a significant expansion in the number of accounts serviced. The big unknown in the business is what the federal government will do in 2019 with its procurement for a new loan system and service providers to operate that system. Here is what we know from publicly available information. Our current contracts with the government provide that they will expire on June 16, 2019. The government cancelled the previously outstanding procurement on Jan. 15, 2019, and issued a new one. The procurement is now separated into three large ongoing components, and we are part of teams that intend to respond to each of the three components. These components include the single NextGen Enhanced Processing Solution in its current state, and the future state NextGen Optimal Processing Solution, in addition to the loan processing and customer service work that will accompany 2018 Letter to Shareholders | Page 3

the systems under the current and future states. It currently looks like the core servicing platform and servicers on that platform could be performing additional collection work under the new procurements versus the collection agencies the government hired under the existing contracts. The main impact on our loan servicing division in 2019 will be from the uncertainty around the procurement and the ongoing integration of the two core processing systems we now own. We are maintaining a delicate balance of systems integration work in light of the unknowns that come with the government procurement. In the meantime, rest assured that we will focus on the one thing we can control: our number one core value of providing superior customer experiences. This includes being the best partner for the borrowers we have the privilege of serving, our lender customers, and the federal government. We continue to see increasing opportunity with our FinTech offerings. In 2018, we began offering services for many FinTech originators, such as Prosper, QuarterSpot, Affirm, and others. In addition, we launched NelnetFinTech.com to bring additional awareness of our offerings to the growing FinTech industry. In support of our FinTech strategy, we are in the process of a complete re-architecting of our private education and consumer loan origination and repayment servicing systems. This is a large, multi-year technology build and spend for these systems. When we go live with the systems, we believe they will be the most advanced, rapidly customizable systems within the private education and consumer loan servicing industry. We are encouraged by the building momentum of our FinTech services and are confident it will continue throughout 2019 and beyond. In today’s highly polarized and politicized nation, student loan servicing often gets caught in the crossfire of the critically important public debate around college cost and student debt levels. The government and private programs in place to help finance education can be extremely complex and difficult to understand. As student debt continues to rise for most Americans, our mission and purpose of helping borrowers navigate the myriad of education loan programs is critical. The negative impact of delinquency or defaulting on loans can be life-altering, and we know that every borrower’s circumstance is unique. Our approach is to empower borrowers through caring guidance and by providing the information they need to navigate the vast array of repayment options available. We remain deeply passionate about helping our borrower customers achieve financial success, and are actively engaged with several states that are seeking to protect and educate their borrowers. What we do benefits the lives of millions of people each day and we take that obligation very seriously. Education Technology, Services, and Payment Processing: "We're Going to Sizzler." Nelnet Business Solutions (NBS) is our education technology, services, and payment processing division with core drivers of revenue in payment processing and SAAS revenue from software products and services. NBS had another record year in 2018, earning gross revenue of $222 million, a 15 percent increase from $193 million in 2017, and continuing the year over year increase from $176 million in 2016. 2018 Letter to Shareholders | Page 4

I know what Butter would say about NBS this year: “Pack up the car, dear. We’re going to Sizzler.” Think about this statistic. It took NBS 25 years to pass $100 million in annual net revenue, and three years later, in 2018, we are at $162 million in annual net revenue. It is a classic example of recurring revenue streams coupled with the flywheel of momentum. We characterize the business as a value-added payment processor and services company. We did have one setback in the division financials, as NBS earned $33 million in income before taxes in 2018, down from $39 million in 2017. This was a result of an impairment we took with the discontinuance of investment in a backend payment processing technology, which I will discuss in more detail below. In November 2018, NBS acquired TMS, a services company offering tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. TMS is highly regarded in our industry due to its commitment to customer service, product innovation, and client retention. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the NBS customer base, further distancing us from our competitors in terms of market share in private, faith-based K-12 schools and advancing us to a market-leading position in higher education. In addition to the TMS acquisition, we continued organic momentum by expanding clients and services to 11,500 private, faith-based K-12 schools by integrating our products and services into a complete school management solution. FACTS Management is a leading brand in the private, faith-based K-12 market, and in 2018 we completed a significant rebranding effort, bringing RenWeb School Management Solutions under the FACTS brand. Our leading products and services for schools include tuition management and billing services, financial needs assessment and scholarship administration, student information systems and learning management, enrollment management, emergency notification, donation, and parent portal reporting. In 2018, we advanced FACTS Education Solutions, a subsidiary of NBS offering professional development for teachers and remedial education for students in need of additional help in reading and math. FACTS Education Solutions is innovative in its use of technology-advancing products that aid in both teacher and student evaluation. Nelnet Campus Commerce is our higher education brand in the United States. With the addition of TMS, we now serve 1,400 colleges and universities with payment processing, billing and tuition management products, and commerce services. Our products help students and families afford higher education by stretching payments over semesters and the academic year, rather than taking on burdensome education-related debt. A key component of this business’ competitive advantage is the deep integration with enterprise resource planning (ERP) partners on campus. Today, Nelnet Campus Commerce is a preferred partner of all major ERPs on campus. In 2019, we will beta test our CampusKey product, modernizing the mobile experience on campus by replacing the traditional campus ID card with a mobile experience. As mentioned above, we made the difficult decision in 2018 to discontinue our investment in a backend payment processing technology. This resulted in a pre-tax charge to earnings of almost $8 million in the fourth quarter of 2018. Backend payment processing is clearly a scale business and one in which the window of competitive advantage quickly closes. When we started the deployment of a payment processing system utilized by some of the largest banks in Europe, the Middle East, and Africa, we believed the technology would have a competitive advantage in the United States. The bottom line was a hard lesson learned in the adaptability of existing competitors to scale and leverage 2018 Letter to Shareholders | Page 5

investment in core systems. In the end, regardless of the strength of the technology, it could not be deployed in a profitable manner and the investment was terminated. The decision to discontinue this investment does not impact our existing payment processing revenue or customers, and we believe we can continue to grow this business. UniLink, NBS’ operating subsidiary in Australia, is a payment and commerce services provider to higher education, serving over 70 percent of all higher education institutions Down Under. Australia presents a growth opportunity in K-12 education as well. In 2018, we completed the acquisition of PCSchool, a student information system serving nearly 150 private and faith-based schools in Australia and New Zealand. We also saw strong growth in the deployment of the FACTS payment plan service in Australia, and we expect a fully integrated solution with PCSchools will enhance FACTS’ growth in the market. We began building momentum in the church and not-for-profit spaces in January 2018 with the acquisition of 80 percent of the outstanding membership interests of Aware3, a mobile-first technology company focused on these spaces. Aware3’s product provides a solution that increases engagement, online giving, and communication with church members. In addition, Aware3 is integrated with FACTS Giving, our donor management tool allowing schools and not- for-profits to manage donor relationships and modernize fundraising in a mobile-first way. We are pleased with our revenue growth and momentum in NBS. With the termination of spend on backend payment processing technology, we expect our earnings growth to recover to historical levels that are consistent with topline revenue growth. Telecommunications: "Give Me a Honk on the Pipes.” In virtually any industry, a high-quality product coupled with superior customer service will create demand. In the telecommunications industry, specifically as it relates to fiber optic service delivery, this really means: Speed + Connectivity + Network Quality = DEMAND. We have seen this translate into tremendous growth for ALLO Communications in 2018. Nelnet acquired ALLO on Dec. 31, 2015. ALLO stands out from other telecommunications providers because of its superior network and technology and hassle-free customer service. In 2004, ALLO began creating GIG communities (offering internet speeds of one gigabit per second or more) by overbuilding rural Nebraska communities with an all-fiber optic network. These fiber networks provide communities with the fastest internet speeds, unmatched broadband, and superior video and telephone services to meet the bandwidth demands of residents and businesses. Nelnet’s investment in ALLO is both good for business and good for the underserved communities in which it operates, as it helps provide critical connectivity infrastructure. 2018 Letter to Shareholders | Page 6

ALLO plans to complete all major construction in Lincoln, Neb. in the first quarter of 2019, after three years of building out its complete fiber network. This is a large milestone for the company and we're proud to be able to offer these services to all residents and businesses in the community.

Fiber sets ALLO apart from the competition. As cloud computing, streaming services, and the internet of things have become conventional, the need for internet speed and bandwidth is almost insatiable. The fiber light signal moves faster, carries more data, maintains speed over long distances, and is less susceptible to interference from things such as power lines.

These capabilities dramatically improve how a community's businesses, schools, medical offices, and government operate, as well as how people live and communicate, impacting a community's growth and ability to be economically vibrant. Every customer in our service area has an opportunity to get one-GIG speeds up and down. We have transformed our service areas from lagging in comparison to other communities in their respective states to top eight rankings nationally for upload and download speeds.

City speeds based on average speeds for all results. ISP speed based on Speed Score.

City	Download (Mbps)	Upload (Mbps)	Fastest ISP	ISP's Speed Score
Kansas City, MI	159.19	127.03	Google Fiber	228.36
Austin, TX	143.66	70.65	Google Fiber	197.44
Lubbock, TX	141.48	26.98	Sudenlink	136.82
Raleigh, NC	137.70	75.62	Google Fiber	197.19
San Antonio, TX	133.86	49.86	Grande Communications	150.30
Lincoln, NE	**132.89**	**105.29**	**Allo**	**173.34**
Henderson, NV	131.63	23.48	Cox	123.06
San Francisco, CA	131.56	69.28	Sonic	253.96

[1]According to the 2018 Speedtest U.S. Fixed Broadband Performance Report by Ookla

What has this meant in 2018? – Greater than 80 percent growth in households served and more than 70 percent growth in revenue. We like the trajectory and the opportunity we see with ALLO and the communities we serve. We're excited to see where this momentum takes ALLO in 2019.

Revenue from ALLO was nearly $45 million in 2018, compared with $26 million in 2017. Households passed increased almost 51,000, to 122,396 at the end of 2018, and households served increased from 20,428 to nearly 37,400. Our fiber optic network includes more than 240,000 miles of fiber cabling.

2018 Letter to Shareholders | **Page 7**

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ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. In 2018, ALLO had negative EBITDA of $4 million, compared with negative EBITDA of $9 million for 2017.2 We have developed the infrastructure and service delivery model to continue to grow. In the fourth quarter of 2017, ALLO announced plans to develop Hastings, Neb. and Fort Morgan, Colo., which will increase our households passed to almost 153,000 by the end of 2019. ALLO plans to continue to increase market share and revenue in its existing markets and we are currently evaluating opportunities to expand to additional communities. 2Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. We report EBITDA for ALLO because we believe that it provides useful additional information for investors regarding a key metric we use to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO’s net loss under GAAP can be found in our Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the Securities and Exchange Commission on Feb. 27, 2019. Asset Generation and Management: "You Know I’m Living on a Fixed Income Now.” The primary function of our Asset Generation and Management Division is to originate or purchase loan assets and finance them by issuing bonds secured by the loans. Bonds are often equated with being fixed-income securities, which are generally excellent investments for fixed-income funds, banks, and insurance companies. We had an unexpected and amazing year in this division, with $3.7 billion in FFEL Program loan purchases from over 600 distinct sellers. The portfolio purchases ranged in size from $1,000 to over $1 billion. This was an unanticipated side benefit of the Great Lakes transaction. As we prepared to consolidate all of the Great Lakes serviced FFEL Program and private education loans onto Nelnet’s platform, we approached the loan holders with an offer to purchase their portfolios. Hundreds accepted our offer. With all of the loan acquisition activity came financing activity. We executed on five different term securitizations totaling $3 billion, our most active year securitizing since 2013. Despite a year marked by periods of extreme macroeconomic volatility, we managed to achieve relatively consistent pricing across our five transactions. Our strong investor partnerships allow us to outperform other issuers when markets are especially challenging. 2018 Letter to Shareholders | Page 8

We made significant portfolio investments outside of government guaranteed student loans. We purchased unsecured consumer loans from three different originators totaling $120 million. We also made our first significant purchase of private education loans since 2016, totaling $68 million. In the fall, we relaunched our U-fi consumer loan origination platform with significant customer experience improvements. We are sticking our toe back into the online lending business, and are proud to have originated our first loan in October 2018. We plan on taking the origination of new loans slowly as market conditions warrant. The bottom line is we have all the systems, people, and processes up and running and stand ready to capitalize on market opportunities, credit cycles, and our customers’ needs. This is particularly important if we are successful in launching Nelnet Bank. In June, we filed an application for an Industrial Bank Charter with the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions for Nelnet Bank. We feel that insured deposits are the most stable source of funding for student loans during any credit cycle, especially while the students are in school. After consulting with the FDIC, we felt that we were not quite ready to proceed and withdrew the application. We believe that near the end of 2019 we will be fully ready to proceed, and if all of the stars line up we intend on filing our application again in the fourth quarter. We are cautiously and methodically preparing for the right market opportunities in our Asset Generation and Management division and stand ready to capitalize on the momentum we created in 2018. Hudl: "Whoa, Nelly!” Talk about momentum. Since 2010, Nelnet has invested significantly in Hudl, a sports software company revolutionizing how teams around the world analyze game and practice film. In 2010, we invested $100,000; in 2014, we invested $726,000; in 2015, we invested $40.6 million; and in 2017, we invested $10.4 million. Our investments in Hudl total $51.8 million to date. Hudl continued to experience solid growth in 2018 by elevating its technology offerings to address the needs of the entire athletic department and broadening its offerings to elite clubs around the globe. In early 2018, the company acquired Netherlands-based Incatec, a startup focused on delivering “intelligent cameras” to elite soccer clubs in Europe. These cameras use multiple sensors on a single unit to capture panoramic video of an entire soccer pitch, stitch the video feeds together, and then generate an automated broadcast-like view of the action in real time. Hudl refocused the team on delivering that same functionality for high school basketball and volleyball teams in the United States, addressing one of the biggest challenges for these teams – reliably capturing high-quality video. The new product, aptly named Hudl Focus, had an impressive beta in 2018 and will be released broadly in 2019. 2018 Letter to Shareholders | Page 9

Recently, the company announced the relaunch and rebranding of one of its core products, Hudl Sportscode, the global standard for video analysis at the elite level. Globally, more than 3,000 teams spanning top collegiate and professional organizations use the product, including all 20 English Premier League teams, 29 NBA teams, and more than 70 percent of NCAA Division I men’s and women’s basketball teams. The company remains headquartered in Lincoln, Neb., and has grown its Lincoln presence to more than 450 “Hudlies.” In total, the company has grown to more than 1,300 associates across 20 countries. As Hudl continues to grow and opportunities arise, there is a potential that Hudl will raise additional capital. If the capital raise is in the form of equity, it will be the first observable price change of Hudl since accounting rules have changed, resulting in us having to record our Hudl investment at the new observable price. The difference between our cost basis and the fair value established from the equity raise offering price would run through our income statement. The momentum that Hudl is experiencing remains awesome in our opinion. Time will tell if we are right. "See Your Future. Be Your Future." In 2018, we added a new independent director, Preeta Bansal, to our board of directors. Preeta brings a wealth of experience and knowledge from her work in federal and state government, including regulatory agencies, private law practice, and global banking. With her accomplishments, it is a privilege to have her join our company. As a Lincoln, Neb. native, we are grateful to have her back in our community and look forward to the guidance and wisdom she will bring to our board. Each year, we believe it is important to share Nelnet’s “fair value approach” with our shareholders. We feel it is a fundamental component to existing and potential shareholders’ understanding of how we lead our company and where we intend to go in the future. It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per- share fundamental value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company’s fundamental value and the market price. As that implies, we would rather see Nelnet’s stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet’s long-term approach to both our business model and market value. 2018 Letter to Shareholders | Page 10

Nelnet's Corporate Performance (Annual Percentage Change)			
	Nelnet Per Share Book Value With Dividends Included	Nelnet Per Share Market Value With Dividends Included	S&P 500 With Dividends Included
2004	49.2%	20.2%	10.9%
2005	41.5%	51.1%	4.9%
2006	6.3%	(32.7%)	15.8%
2007	(1.6%)	(52.5%)	5.5%
2008	6.6%	13.3%	(37.0%)
2009	21.0%	20.7%	26.5%
2010	23.7%	41.6%	15.1%
2011	22.6%	4.9%	2.1%
2012	16.7%	27.5%	16.0%
2013	26.1%	42.8%	32.4%
2014	21.1%	10.9%	13.7%
2015	16.0%	(26.6%)	1.4%
2016	15.4%	52.7%	12.0%
2017	8.8%	9.1%	21.8%
2018	9.9%	(3.2%)	(4.4%)
CAGR	**18.2%**	**7.1%**	**7.8%**

We are very proud of the work that is being done by all of our talented associates and want to welcome all of the new associates who joined the Nelnet family of companies in 2018, including those from Great Lakes, TMS, Aware3, and PCSchools. As our friend Butter taught us, our people are our most valuable resource, and continuing to foster an environment where they can succeed remains our priority. We recognize that financial success comes from living out our core values and we strive to keep these values in front of our associates each day.

Nelnet's Core Values:

- Provide superior customer experiences
- Create an awesome work environment
- Pursue opportunities for diversification and growth
- Communicate openly and honestly
- Give back to the communities in which we live and work

2018 Letter to Shareholders | **Page 11**

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Mike’s dad, Jay Dunlap, always said in any business there needs to be a balance among the company’s customers, associates, shareholders, and the community. This wisdom formed the basis of Nelnet’s core values. In honor of our dear friend, this year I want to call out Butter’s favorite core value: Create an awesome work environment. We will. Thank you for your continued investment in our company. Dream, Learn, Grow. Sincerely, Jeffrey Noordhoek, Chief Executive Officer Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. Statements about the company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “should,” “would,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management’s current expectations as of the date of this letter and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company’s loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; the uncertain nature of the expected benefits from the acquisition of Great Lakes and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department’s initiatives to procure new contracts for federal student loan servicing, including the risk that company teams may not be successful in obtaining contracts; risks related to the development by the company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber breaches; the risk that an application for an industrial bank charter to launch Nelnet Bank may not result in the grant of a charter; and changes in general economic and credit market conditions, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company’s assets and liabilities are priced. For more information, see the “Risk Factors” sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission (SEC), including the most recent Form 10-K filed by the company with the SEC. All forward-looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company’s expectations, the company disclaims any commitment to do so except as required by securities laws. 2018 Letter to Shareholders | Page 12